Exhibit 99.1

LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:

	Doug Townsdin Chief Financial Officer (918) 437-6881	Berkman Associates (310) 277-5162 info@berkmanAssociates.com

Lowrance Second Quarter Sales Increase 33%

Backlog Increases to $21,242,000 vs $15,696,000

     TULSA, OK, February 28, 2005 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) announced today that sales for the second quarter ended January 31, 2005 increased 33% to $32,646,000 compared to sales of $24,468,000 for the same period last year. Net income for the second quarter increased to $2,168,000, or $0.42 per diluted share, compared to $1,609,000, or $0.40 per diluted share for the same quarter of fiscal 2004. In the second quarter this year, weighted average common shares outstanding were 5,135,000, compared to 3,978,000 weighted average common shares outstanding in the same quarter last year.

     For the six months ended January 31, 2005, sales increased 30% to $50,121,000 compared to sales of $38,504,000 for the same six month period last year. Net income increased to $463,000, or $0.10 per diluted share, compared to $38,000, or $0.01 per diluted share for the comparable period last year. During the first six months of fiscal 2005, weighted average common shares outstanding were 4,765,000, compared to 3,970,000 weighted average common shares outstanding for the same period last year.
     Darrell Lowrance, President said, “New product sales, including strong January shipments of marine SONAR and SONAR/GPS navigation products, increased second quarter sales 33%. Second quarter sales also benefited from growing shipments of new, lower margin handheld and automotive GPS products.
     “Operating expenses as a percent of sales in the first six months of fiscal 2005 decreased to 36% from 38% in the comparable period in fiscal 2004. This decrease occurred despite additional advertising and selling expenses to launch the award winning iWay 500C, our first automotive turn-by-turn GPS product, and higher research and development expenses related to the introduction of over 50 new products this year,” said Lowrance.
     Lowrance enters the fiscal third quarter, its seasonally strongest quarter, with backlog of $21,242,000 at January 31, 2005, compared to backlog of $15,696,000 at January 31, 2004.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.lowrance.com), designs, manufactures and markets SONAR and GPS products, digital mapping systems and accessories under the brand names “Lowrance,”® and “Eagle"® Electronics, “Lowrance AutomotiveTM” and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes handheld GPS outdoor recreational use and voice turn-by-turn navigational systems for aftermarket automotive use) and aviation.

This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including factors discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

LOWRANCE ELECTRONICS, INC.
CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2005	2004	2005	2004
		(Restated)		(Restated)
NET SALES	$32,646	$24,468	$50,121	$38,504
COST OF SALES	20,325	14,405	31,256	23,389

Gross profit	12,321	10,063	18,865	15,115

OPERATING EXPENSES:
Selling and administrative	7,429	6,223	14,562	12,071
Research and development	1,533	1,214	3,224	2,444

Total operating expenses	8,962	7,437	17,786	14,515

Operating income	3,359	2,626	1,079	600

OTHER EXPENSES:
Interest expense	222	165	344	371
Other, net	(9)	25	56	162

Total other expenses	213	190	400	533

INCOME BEFORE INCOME TAXES	3,146	2,436	679	67
PROVISION FOR INCOME TAXES	978	827	216	29

NET INCOME	$2,168	$1,609	$463	$38

NET INCOME PER SHARE
BASIC	$0.42	$0.43	$0.10	$0.01

DILUTED	$0.42	$0.40	$0.10	$0.01

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING
BASIC	5,135	3,761	4,765	3,761

DILUTED	5,135	3,978	4,765	3,970

DIVIDENDS	none	none	$940	$940

OTHER COMPREHENSIVE INCOME NET OF TAX:
NET INCOME	$2,168	$1,609	$463	$38
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(15)	58	242	221

COMPREHENSIVE INCOME	$2,153	$1,667	$705	$259

LOWRANCE ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

		January 31,		July 31,
		2005	2004	2004
	ASSETS		(Restated)

CURRENT ASSETS:
Cash and cash equivalents		$1,308	$813	$1,412
Trade accounts receivable, less allowances		23,353	15,582	10,276
Inventories		50,626	26,195	23,821
Current deferred income taxes		1,345	1,642	1,107
Prepaid income taxes		1,600	—	—
Prepaid expenses		3,033	1,456	2,041

Total current assets		81,265	45,688	38,657

PROPERTY, PLANT, AND EQUIPMENT, net		19,131	8,380	10,005
OTHER ASSETS		500	64	81

TOTAL ASSETS		$100,896	$54,132	$48,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt		$1,073	$1,831	$1,874
Accounts payable		11,286	10,926	6,072
Accrued liabilities:
Compensation and benefits		2,938	2,463	3,175
Product costs		2,371	2,198	1,968
Income taxes		152	197	671
Other		1,733	1,239	1,119

Total current liabilities		19,553	18,854	14,879

LONG-TERM DEBT, less current maturities		26,752	15,650	6,040

DEFERRED INCOME TAXES		1,167	702	1,169

STOCKHOLDERS’ EQUITY:
Common stock, $.10 par value, 10,000,000 shares authorized, 5,135,516 shares issued and outstanding at January 31, 2005; 3,761,196 shares issued and outstanding at January 31, 2004 and July 31, 2004		514	377	377
Paid-in capital		34,316	7,417	7,449
Retained earnings		18,244	10,944	18,721
Accumulated other comprehensive income		350	188	108

Total stockholders’ equity		53,424	18,926	26,655

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$100,896	$54,132	$48,743